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                                                              Exhibit (h)(12)(a)


                ADDENDUM NO. 2 TO THE ADMINISTRATION AGREEMENT



     This Addendum, dated as of the ____ day of ________, 2001, is entered into among Firstar Funds, Inc. (formerly, Portico Funds, Inc.) (the "Company"), a Wisconsin corporation, and Firstar Mutual Fund Services, LLC, a Wisconsin corporation ("Firstar").

     WHEREAS, the Company, and Firstar have entered into an Administration Agreement dated as of August 1, 2000 (the "Administration Agreement"), pursuant to which the Company appointed Firstar to provide certain administrative services to the Company for its Money Market Fund, Tax-Exempt Money Market Fund, Growth and Income Fund, Short-Term Bond Fund, Bond IMMDEXTM Fund, MidCap Core Equity Fund, U.S. Government Money Market Fund, Equity Index Fund, Institutional Money Market Fund, U.S. Treasury Money Market Fund, Balanced Growth Fund, Large Cap Core Equity Fund, Intermediate Bond Fund, Tax-Exempt Intermediate Bond Fund, International Value Fund, MicroCap Fund, Small Cap Core Equity Fund, International Growth Fund, MidCap Index Fund, Small Cap Aggressive Growth Fund, and any other Firstar Funds that may be contemplated (collectively, the "Funds");

     WHEREAS, the Company is establishing an additional investment portfolio to be known as the Conning Money Market Fund (the "Fund") and desires to retain Firstar to act as the administrator under the Administration Agreement; and

     WHEREAS, Firstar is willing to serve as administrator for the Fund;

     NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.   Appointment. The Company hereby appoints Firstar to act as
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administrator to the Company for the Fund for the period and the terms set forth herein and in the Administration Agreement. Firstar hereby accepts such appointment and agrees to render the services set forth herein and in the Administration Agreement, for the compensation herein provided.

     2.   Compensation.  For the services provided and the expenses assumed with
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respect to the Fund and the other Funds pursuant to the Administration Agreement and this Addendum, the Company will pay Firstar, and Firstar will accept as full compensation therefor, a fee, computed daily and payable monthly, at the annual rate of 0.125% of the Company's first $2 billion of average aggregate daily net assets, plus 0.10% of the Company's average aggregate daily net assets in excess of $2 billion. Such fee as is attributable to the Fund, shall be a separate charge to the Fund and shall be the obligation of the Fund.
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     3.   Miscellaneous.  Except to the extent supplemented hereby, the
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Administration Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

     IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.


                                  FIRSTAR FUNDS, INC.


                                  By:__________________________________
                                  (Authorized Officer)


                                  FIRSTAR MUTUAL FUND SERVICES, LLC

                                  By:__________________________________
                                  (Authorized Officer)